Exhibit (r)

RULE 17J-1 CODE OF ETHICS

OF ABL LONGEVITY GROWTH & INCOME FUND

Last Approved: [•], 2025

In accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), this Code of Ethics (“Code”) has been adopted by the Board of Trustees (the “Board”) of ABL Longevity Growth & Income Fund, a closed-end, externally managed investment company (the “Fund”).

A separate Code of Ethics that is compliant with both Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, governs the Fund and the Fund’s investment adviser, ABL Wealth Advisors, LLC (the “Manager”). Directors/Trustees, officers and employees of the Manager are considered “Access Persons” for purposes of the Manager’s Code of Ethics and may be considered Access Persons of the Fund. This Code contains several carve outs from its requirements for Access Persons of the Fund that are also access persons of the Manager.

This Code is designed to ensure that those individuals with access to information regarding the portfolio securities activities of the Fund do not intentionally use that information for their personal benefit and to the detriment of the Fund. It is not the intention of this Code to prohibit personal securities activities by Access Persons.

1.	DEFINITIONS

Capitalized terms used in and not otherwise defined in this Code are defined below.

(A)

“Access Person” means any trustee, officer, partner, Investment Person, or employee of the Firm who: (i) has access to non-public information regarding any Fund transactions, or non-public information regarding the portfolio holdings of any Covered Assets of the Fund; (ii) is involved in making investment recommendations with respect to the purchase or sale of Covered Assets, or has access to such recommendations that are non-public; (iii) in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the Fund’s transactions or whose functions relate to the making of any recommendations with respect to the Fund’s transactions; (iv) obtains information regarding the Fund’s transactions or whose functions relate to the making of any recommendations with respect to the Fund’s transactions; or (v) any other person designated by the CCO has having access to non-public information.

(B)	“Annuity Contract” means individual annuities and individual single premium income annuities, and variable annuities and similar or derivative assets.

(C)

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation, including a dividend reinvestment plan.

(D)

“Beneficial ownership” means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. The term shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a person will generally be considered the beneficial owner of a security if that person has the right to enjoy a direct or indirect economic benefit from the ownership of the security. For example, a person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household, (b) a trust, estate, or other account in which he or she has a present or future interest in the income, principal or right to obtain title to the securities, or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

(E)	“CCO” means the person or persons designated by the Board to fulfill the responsibilities assigned to the CCO hereunder.

(F)

“Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which presumes that a person who owns beneficially, either directly or through a controlled company, more than twenty-five percent (25%) of the voting securities of a company, controls that company.

(G)

“Covered Asset” means any interest or instrument commonly known as a Longevity Asset or security, except that it shall not include direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by the Firm, shares of open-end mutual funds (unless it is an exchange traded fund (“ETF”) or unless the Firm or its control affiliates acts as adviser or principal underwriter of such fund). Without limitation, a “security” includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Generally, the term Covered Asset is interpreted to include derivative securities of Covered Assets. If you have any question or doubt as to whether a security is a Covered Asset you should contact the CCO for a determination in the specific case. The determination of the CCO shall control.

(H)

“IPO” means an offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(I)	“Investment Personnel” or “Investment Person” of the Fund or the Manager means:

(1)

Any employee of the Fund (or of any company in a Control relationship with the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or

(2)	Any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(i)

“Limited Offering” means an offering or a private placement of securities that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(ii)

“Security Held or to be Acquired by the Fund” means (1) any Covered Asset or (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Asset that, in either case, within the most recent fifteen (15) days is or has been held by the Fund or is being considered by the Fund or its Manager for purchase by the Fund.

(J)	“Longevity Asset” means Mortality Contracts and Annuity Contracts.

(K)

“Mortality Contract” means non-variable and variable individual life insurance contracts, and assets similar to or derivative of individual life insurance contracts, such as pools of such life insurance contracts.

2.	GENERAL PRINCIPLES

Rule 17j-1(b) makes it unlawful for any affiliated person1 of or principal underwriter for the Fund, or any affiliated person of an investment adviser or principal underwriter for the Fund, in connection with the purchase and sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund to:

(A)	Employ any device, scheme or artifice to defraud the Fund;

[1]

An “affiliated person” of a company is broadly defined by Section 2(a)(3) of the 1940 Act to include any person that owns five percent (5%) or more of the company’s outstanding voting securities, any person controlling, controlled by or under common control with the company, and any officer, director/trustee, partner or employee of the company.

(B)

Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(C)	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Fund; or

(D)	Engage in any manipulative practice with respect to the Fund.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above. The interests of the Fund and its shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Fund and its shareholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Fund and its shareholders.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section 11; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

3.	PROHIBITED TRANSACTIONS

The following substantive restrictions are imposed on personal trading activities:

(A)

An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Asset, and may not sell or otherwise dispose of any Covered Asset in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Fund has purchased or sold the Covered Asset within the last fifteen (15) calendar days, or is purchasing or selling or intends to purchase or sell the Covered Asset in the next fifteen (15) calendar days; or (2) the Manager has within the last fifteen (15) calendar days considered purchasing or selling the Covered Asset for the Fund or within the next fifteen (15) calendar days intends to consider purchasing or selling the Covered Asset for the Fund.

(B)

No Access Person may purchase a Covered Asset without first obtaining preapproval from the CCO of the Fund. From time to time, the CCO of the Fund may exempt individual Covered Assets or categories of Covered Securities from this requirement.

(C)

Investment Personnel are generally prohibited from participating in IPOs and Limited Offerings.[2] However, an Investment Person may participate in an IPO or a Limited Offering if he or she obtains written approval from the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited

[2]

Any Investment Personnel of the Fund otherwise subject to a code of ethics compliant with Rule 17j-1 adopted by the Manager or a principal underwriter of the Fund need not comply with this provision of this Code.

Offering, unless he or she is the person seeking such approval, in which case it must be obtained from the President of the Fund. The CCO may approve the participation of an Investment Person in an IPO or Limited Offering if he or she determines that it is clear that, in view of the nature of the security, the nature of the offering, the market for such security, and other factors deemed relevant, such participation by the Investment Person will not create a material conflict with the Fund. A record of any decision to permit investment by an Investment Person in an IPO or Limited Offering, including the reasons for the decision, shall be kept in accordance with the requirements of Section 9(F), below.

(D)

No Access Person shall recommend any transaction in any Covered Assets by the Fund without having disclosed to the CCO, his or her interest, if any, in such Covered Assets or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Assets of such issuer; any contemplated transaction by the Access Person in such Covered Assets; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

(E)	Any profits derived from securities transactions in violation of paragraph (B) shall be forfeited and paid to the Fund for the benefit of its respective shareholders.

4.	ADDITIONAL PROHIBITIONS

These prohibitions apply only to Access Persons who are not Covered Persons as defined in and under the Manager’s Code of Ethics, which addresses similar issues:

(A)

Confidentiality of the Fund’s Transactions. Until disclosed in a public report to shareholders or to the U.S. Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Fund shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the CCO to report any inadequacy found in this regard to the Fund’s Board.

(B)

Outside Business Activities and Directorships. Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Fund. Similarly, no such outside business activities may be inconsistent with the interests of the Fund. All directorships of public or private companies held by Access Persons shall be reported to the CCO.

(C)

Gratuities. Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Fund.

5.	REPORTING REQUIREMENTS

To enable the Fund to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code are being observed by its Access Persons, the following reporting requirements apply, except as noted in Section 5(D) below.

Any report required to be submitted pursuant to this Section 5 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the securities to which the report relates.

Reports under this Code shall not relieve any Access Person from responsibility to report other information required to be reported by law or to comply with other applicable requirements of the federal and state securities laws and other laws.

The Fund may require Access Persons to comply with their reporting requirements using an on-line, secure third-party platform.

The Code of Ethics of the Manager requires disclosure by Access Persons (as defined therein), but no duplicative disclosure is required by this Code.

(A)

Initial Holdings Report. Within ten (10) days after a person becomes an Access Person, he or she shall disclose in writing, in a form acceptable to the CCO, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Assets (“Initial Holdings Report”). Information to be reported must be current as of a date no more than forty-five (45) days prior to an individual becoming an Access Person and is to include:

(1)	The title, number of shares and principal amount of each Covered Asset in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(2)

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	The date the report is submitted by the Access Person.

(B)

Quarterly Transaction Report. Each Access Person shall report in writing to the CCO within thirty (30) days of the end of each calendar quarter in a form acceptable to the CCO (“Quarterly Transaction Report”):

(1)	With respect to any transaction during the quarter in a Covered Asset in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Asset involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Asset at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with which the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(C)

Annual Holdings Report. Each Access Person shall report annually, no later than January 31 of each year, the following information, which must be current as of December 31 of the prior calendar year (“Annual Holdings Report”):

(1)	The title, number of shares and principal amount of each Covered Asset in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3) The date the report is submitted.

(D)	Exceptions from Reporting Requirements.

(1)

A person need not submit reports pursuant to this Section 5 with respect to transactions effected for, and Covered Assets held in, any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)

Any Access Person of the Fund that is also an “access person” of the Manager or a principal underwriter to the Fund (as that term is defined in Rule 17j-1) need not submit reports pursuant to this Section 5 provided that such person is otherwise subject to a code of ethics compliant with the terms of Rule 17j-1 adopted by the Manager or the principal underwriter of the Fund, as applicable.

(4)

An “Independent Trustee” of the Fund (i.e., a trustee who is not an “interested person” of the Fund as that term is defined in Section 2(a)(19) of the 1940 Act), and who would be required to make a report solely by reason of being a trustee of the Fund, need not make:

(i)	An Initial Holdings Report or an Annual Holdings Report; and

(ii)

A Quarterly Transaction Report unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that, during the fifteen (15) day period immediately preceding or after the trustee’s transaction in a Covered Asset, the Fund purchased or sold such Covered Asset or the Fund considered purchasing or selling the Covered Asset.

(5)

An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

6.	COMPLIANCE PROCEDURES

(A)

Notification to Access Persons. The CCO shall notify each Access Person that he or she is subject to this reporting requirement, of his or her classification as “Access Person” and/or “Investment Personnel” under this Code, and shall deliver a copy of this Code to each Access Person.

(B)	Review of Reports. The CCO (or his designee) shall review any reports received pursuant to this Code within thirty (30) days of their submission.

7.	ACCESS PERSONS CERTIFICATION

Access Persons who are trustees, managers, officers or employees of the Fund shall be required to certify initially and annually that they have read this Code and that they understand it and recognize that they are subject to it and have complied with its terms. Furthermore, each time an amendment to this Code is made, Access Persons shall be required to submit a written acknowledgement that they have received, read and understand the amendments to this Code and agree to comply with its terms.

8.	REPORT TO THE BOARD

No less frequently than annually, the CCO must furnish to the Fund’s Board, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations, and any recommended changes in existing restrictions or procedures; and (B) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Board shall review this Code and the operation of these policies at least once a year.

9.	RECORDKEEPING

The Fund shall maintain the following records at its principal office:

(A)	This Code and any related procedures, and any Code that has been in effect during the past five (5) years shall be maintained in an easily accessible place;

(B)

A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

(C)

A copy of each report under this Code by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(D)	A record of all persons, currently or within the past five (5) years, who are or were required to make or to review reports made pursuant to Section 5, to be maintained in an easily accessible place;

(E)

A copy of each report by the Fund’s CCO to the Board, to be maintained for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

(F)

A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an IPO or in a Limited Offering, to be maintained for at least five (5) years after the end of the fiscal year in which the approval is granted.

10.	APPROVAL REQUIREMENTS

This Code and any material changes to this Code must be approved by the Fund’s Board. Each such approval must be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. Before initially retaining any investment adviser, sub-adviser or principal underwriter for the Fund, the Fund’s Board must approve the Code of Ethics of such investment adviser, sub-adviser or principal underwriter for the Fund (unless the entity is not required by Rule 17j-1 to adopt a Code of Ethics), and must approve any material change to that Code of Ethics within six (6) months after the adoption of the change. For the avoidance of doubt, the Fund’s officers may make such non-material changes to this Code as they may determine necessary or appropriate, provided that the amended Code shall be reviewed with the Board at the next regularly scheduled meeting.

11.	SANCTIONS

Any violation of this Code shall be subject to the imposition of such sanctions by the Fund as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the Board, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are directors/trustees, managers, officers or employees of the Manager (or of a company that controls the Manager), the sanctions to be imposed shall be determined by the Manager (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.